Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13D

The undersigned hereby agree as follows:

(i)	Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf of each of them; and

(ii)
Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: March 13, 2023	GLG PARTNERS LP

	By:	/s/ Katherine Squire
Name:	Katherine Squire
Title:	Chief Compliance Officer

Date: March 13, 2023	MAN GROUP PLC

	By:	/s/ Antoine Forterre
Name:	Antoine Forterre
Title:	Chief Financial Officer & Chief Operating Officer

Date: March 13, 2023	MAN FUNDS VI PLC - MAN GLG HIGH YIELD OPPORTUNITIES

	By:	GLG Partners LP, its investment manager

	By:	/s/ Katherine Squire
	Name:	Katherine Squire